Exhibit 10.1

RETIREMENT AGREEMENT

Sara Lee Corporation (“SLC”) and its wholly-owned subsidiary, Sara Lee/DE, N.V. (“SL/DE”) enter into this Retirement Agreement (this “Agreement”) with Frank L. Meysman (“Executive”) as of the 13th day of February, 2003 (the “Effective Date”). SLC and SL/DE are collectively referred to in this Agreement as the “Company.”

W I T N E S S E T H:

WHEREAS, Executive has been employed by the Company since 1986 and is currently (i) a director and Executive Vice President of SLC and (ii) Chairman of the Board of Management and Chief Executive Officer of SL/DE.

WHEREAS, Executive and SLC entered into an Employment Agreement dated as of January 1, 1996 (the “SLC Employment Agreement”) and Executive and SL/DE entered into an Employment Agreement dated as of June 11, 1997 (the “SL/DE Employment Agreement”).

WHEREAS, Executive desires to retire from his positions with the Company and the Company desires to ensure an orderly transition to his successor.

WHEREAS, the parties desire to enter into an agreement relating to Executive’s retirement from his positions with the Company and the termination of the SLC Employment Agreement and the SL/DE Employment Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1. Retirement Date. The Executive’s Retirement Date shall be June 30, 2003, provided, however that if Executive desires to accept a full-time position prior to June 30, 2003, then the parties shall cooperate to accelerate Executive’s Retirement Date, subject to insuring an orderly transfer of Executive’s responsibilities to his successor. From the Effective Date until April 1, 2003, Executive shall continue to devote his full time and attention to the affairs of the Company. From April 1, 2003 until the Retirement Date, Executive shall continue as an employee of SLC and SL/DE, but shall only be required to devote 50% of his working time and attention to the affairs of the Company. From the Effective Date until his Retirement Date, Executive shall assist in the transition of his responsibilities to his successor. At his Retirement Date, Executive shall resign (i) from the Board of Directors of SLC and (ii) his employment and all appointments he holds with the Company and its affiliates. Executive understands and agrees that his employment with the Company will conclude on the close of business on the Retirement Date and the SLC Employment Agreement and the SL/DE Employment Agreement shall terminate on the Retirement Date.

2. Salary Continuation Payments.

(a) Until his Retirement Date, the Executive shall continue to receive his current salary and benefits. Commencing on the day following the Retirement Date and ending on June 30, 2006 (the “Salary Continuation Period”), the Company agrees to continue to pay and to cause its subsidiaries, including but SL/DE N.V. and N.V. Douwe Egberts (Belgie) to continue to pay), as a severance payment for his former services performed in his capacity as director and Executive Vice President of SLC, as Chairman of the Board of Management and Chief Executive Officer of SL/DE and as member of the Board of Management of N.V. Douwe Egberts (Belgie) Executive, an amount equal to his current total monthly salary minus 4500 euros in 36 equal monthly installments in accordance with SL/DE’s normal payroll practices

(collectively, the “Salary Continuation Payments”), less all applicable withholding taxes and other customary payroll deductions. The reduction of 4500 euros will be prorated on the basis of Executive’s current salary between SLC and the above mentioned subsidiaries. Promptly following the Retirement Date, the Company’s Swiss subsidiary Decotrade AG to pay Executive 150,000 euros, less all applicable withholding taxes and other customary payroll deductions as a non-recurrent severance payment for Executive’s services performed as a member of the Verwaltungsrat for Decotrade AG. The Salary Continuation Payments will commence on the first payroll date following the Retirement Date.

(b) In the event of the Executive’s death during the Salary Continuation Period, the Salary Continuation Payments, and any restricted stock awards referred to in Sections 6(b) and 6(c), shall be payable to Executive’s designated beneficiary or, if none, to his estate and, except to the extent benefits contemplated by this Agreement are provided by their terms to be paid to Executive’s heirs and beneficiaries, the Company and its subsidiaries shall have no further obligations to Executive’s beneficiaries under this Agreement.

3. Receipt of Other Compensation. Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, following the Retirement Date, he is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with the Company and its affiliates prior to the Retirement Date), unpaid bonus, severance and accrued or unused vacation time or vacation pay (it being understood that Executive will take any remaining vacation or leave days prior to the Retirement Date), and as of and after the Retirement Date, except as provided herein, he will not be eligible to participate in any of the compensation or benefit plans of the Company or any of its affiliates, including, without limitation, the Company’s pension plans, Employee Stock Ownership Plan (“ESOP”), 401(k) Supplemental Savings Plan, stock purchase plan, travel accident insurance, personal accident insurance, accidental death and dismemberment insurance and short-term and long-term disability insurance. Executive will be entitled to receive benefits, which are vested and accrued prior to June 30, 2006, pursuant to the employee benefit plans of the Company, including the Sara Lee/DE pension plan and the Sara Lee/DE Belgium pension plan. The Company shall promptly reimburse Executive for business expenses incurred in the ordinary course of Executive’s employment on or before the Retirement Date, but not previously reimbursed, provided the Company’s policies of documentation and approval are satisfied.

4. Short-Term Bonus. Executive shall receive his bonus earned under the Annual Incentive Plan of the Company for the 2003 fiscal year. Executive’s bonus shall be calculated at 150% of Executive’s base salary earned for fiscal 2003. The bonus payment provided for in this Paragraph 4 shall be in lieu of, not in addition to, all bonuses payable to the Executive and shall be paid to Executive on the same date or dates on which active participants under such bonus plan are paid bonuses for the 2003 fiscal year. The bonus payment shall be made in cash and shall be reduced by applicable withholding and other customary payroll deductions. The bonus payment will be subject to the Executive’s country-allocation percentages in force on February 1, 2003. Executive shall not be entitled to participate in any annual bonus plan of the Company for any fiscal year ending after the 2003 fiscal year.

5. Retirement Plan Benefits. Executive participates in the SL/DE pension plan. With respect to such pension plan, Sara Lee/DE shall continue to make contributions to the plan in accordance with the relevant pension arrangement and Dutch pension law by crediting the Salary Continuation Period and the Salary Continuation Payments for pension purposes on the same basis as prior to the Retirement Date. During the Salary Continuation Period, SL/DE shall make pension contributions in the same proportionate manner between employer and employee as contributions are made for other members of the SL/DE Board of Management from time to time and the “pensionable year income” shall not be increased over the Salary Continuation Period. The pension contributions made during the Salary Continuation Period, and the pensionable year income, shall be consistent with Executive’s total salary as of February 1, 2003. Executive does not participate in the Sara Lee Corporation Consolidated Pension Plan, Supplemental Benefit Plan, Employee Stock Ownership Plan, 401(k) Plan or any other tax qualified or non-tax qualified retirement plan of SLC.

6. Stock Options and Restricted Stock Awards .

(a) Executive shall not be granted any and shall not be entitled to receive any new stock options or restricted stock awards after the Effective Date. Executive’s existing stock options will continue to vest during the Salary Continuation Period in accordance with their vesting schedules. Executive’s stock options shall terminate according to the dates shown in the Stock Optionee Statement dated February 13, 2003 as delivered to the Executive. From and after the Effective Date, Executive shall not be eligible to be issued replacement stock options upon exercise of any options held by him. Notwithstanding anything contained in this Section 6, if, at any time prior to the date of exercise of any stock option, Executive engages in: (i) conduct for which Executive is convicted of a felony, or (ii) conduct that would constitute a breach of this Agreement under Paragraphs 11, 12 or 13; then the Executive’s unexercised stock options shall terminate as of the date on which Executive entered into such activity.

(b) Executive will be entitled to a distribution of his restricted stock awards under the Company’s long-term incentive plans. In particular, Executive shall receive his awards under the FY01-03 LTPIP, FY03-05 LTRSU, and FY02 AIP RSU. The FY01-03 LTPIP award shall be calculated in a manner consistent with the methodology used to calculate awards for other similar situated participants in the LTPIP and shall be distributed in September 2003 at the same time that awards under the FY01-03 LTPIP are distributed generally to plan participants. The FY03-05 LTRSU shall vest and be distributed on or about August 30, 2005. The FY02 AIP RSU shall vest and be distributed on or about June 28, 2003. The awards shall be reduced by applicable withholding and other customary payroll deductions.

(c) Executive’s April 27, 2000 award of Growth Initiative Shares (“GIS Award”) and his April 29, 1998 award of retention shares (the “1998 Award”) shall continue to vest during the Salary Continuation Period. The GIS Award shall be distributed 50% on April 27, 2003 and the remaining 50% on April 27, 2004. The 1998 Award shall fully vest on April 29, 2003 and be distributed in the normal course without unreasonable delay thereafter. The awards shall be reduced by applicable withholding and other customary payroll deductions.

7. Health Insurance and Life Insurance. SL/DE will continue to provide life and health insurance coverage for Executive until June 30, 2006 or until the Executive accepts another position, whichever occurs first.

8. Automobile. Executive may continue to use the leased automobile provided to him by SL/DE in accordance with the terms of SL/DE’s leased automobile policy until the Retirement Date. Executive shall have the option to purchase the automobile as of the Retirement Date. In the event the Executive elects to purchase the automobile, the purchase price shall be equal to the automobile’s book value.

9. Other Benefits.

(a) Executive will be entitled to fulfillment of any matching grant obligations under the Company’s Matching Grants Program with respect to commitments made by Executive prior to June 30, 2003.

(b) Executive’s participation in the Company’s deferred compensation plan shall continue to be governed by all terms and conditions of such plan.

(c) Executive’s current housing allowance will continue through June 30, 2004. SL/DE will pay or reimburse Executive for the actual costs he incurs for his repatriation to

Belgium provided such repatriation occurs prior to June 30, 2004, and upon provision of receipts evidencing such costs.

10. Continuing Cooperation. Following the Retirement Date, Executive agrees to cooperate with all reasonable requests for information made by or on behalf of the Company with respect to the operations, practices and policies of the Company. In connection with any such requests, the Company shall reimburse Executive for all out-of-pocket expenses reasonably and necessarily incurred in responding to such request(s).

11. Non-Solicitation and Non-Competition. In consideration for receiving the payments and the other benefits provided herein, Executive agrees that, for a two-year period commencing on the Retirement Date, Executive:

(a) will not, without the prior written consent of the Company, (i) solicit, or cause or assist another person, firm, corporation or other entity to solicit, any employee of the Company or any of its operating divisions, subsidiaries or affiliates to terminate his or her employment with the Company or any of its operating divisions, subsidiaries or affiliates; or (ii) employ, or cause or assist another person, firm, corporation or other entity to employ, any employee of the Company or any of its operating divisions, subsidiaries or affiliates; and

(b) will not, without the prior written consent of Company, directly or indirectly counsel, advise, perform services for, be employed by, or otherwise engage or participate in any Competing Business (regardless of whether Executive receives any compensation of any kind).

For purposes of this Section 11(b), Competing Business means each of the entities (and any of their respective parents, subsidiaries, affiliates, successors or assigns, including any successors or assigns through a plan of reorganization) listed on the letter dated as of the date hereof and delivered to you. Competing Businesses shall also include any entity that acquires all or substantially all of any of the entities listed on the letter delivered to you, whether by acquisition, merger, reorganization or other method or manner.

12. Confidentiality. At all times hereafter, Executive will maintain the confidentiality of all information in whatever form concerning the Company or any of its affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside the Company, and Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of the Company. Executive will promptly after the Retirement Date return to the Company all reports, files, memoranda, records, computer equipment and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which he received or prepared or helped prepare in connection with his employment with the Company, its subsidiaries and affiliates, and Executive will not retain any copies, duplicates, reproductions or excerpts thereof.

13. Non-Disparagement. From the Effective Date and continuing for a two-year period following the Retirement Date, Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company or any of its operating divisions, subsidiaries or affiliates to any person.

14. Breach of Agreement.

(a) In the event of any dispute under this Agreement, the party who has the claim under this Agreement shall give the other party written notice, and except in the case of a breach of this Agreement which is not susceptible to being cured (such as the disclosure of confidential information), ten calendar days in which to cure.

(b) In the event of a breach of this Agreement, including, but not limited to Paragraphs 11, 12 and 13 by Executive (i) the Company shall have the right to immediately discontinue any remaining Salary Continuation Payments and other obligations of the Company to Executive under this Agreement, but excluding any obligation to provide vested and accrued pension benefits under the SL/DE pension plan and any payments due Executive under any deferred compensation plan of the Company, and (ii) the Salary Continuation Period shall thereupon cease.

(c) If the Company pursues a claim for actual damages for a breach of Paragraphs 11, 12, or 13 by Executive, any award will first be offset by any monies remaining owed to the Executive under this Agreement, but excluding any obligation to provide vested and accrued pension benefits under the SL/DE pension plan and any payments due Executive under any deferred compensation plan of the Company.

(d) Executive and the Company acknowledge and agree that the Company will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs 11, 12 or 13 and agree that in event of actual or threatened breach or violation of such provisions the Company shall be awarded injunctive relief to prohibit any such violation or breach or threatened violation or breach, without necessity of posting any bond or security and such right to injunctive relief shall be in addition to any other right available under this Agreement.

15. Release.

(a) Executive on behalf of himself, his heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge the Company and any affiliates, legal representatives, successors, assigns and past, present and future directors, officers, employees, trustees and shareholders (collectively, the “Released Parties”) from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date thereof, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Company or its affiliates and the conclusion thereof, which Executive, or any of his heirs, executors, administrators and assigns and affiliates and agents ever had, now has or at any time hereafter may have, own or hold against any of the Released Parties. Executive acknowledges that in exchange for this release, the Company is providing Executive with a total consideration, financial or otherwise, which exceeds what Executive would have been given without the release. By executing this Agreement, Executive is waiving all claims against the Released Parties arising under federal, state and local labor and antidiscrimination laws and any other restriction on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and the Illinois Human Rights Act, as amended. Executive represents and warrants that he has not filed or initiated any legal or equitable proceeding, or any proceeding involving a private right of action, against any of the Released Parties and that no such proceedings have been initiated against any of the Released Parties on his behalf. Executive will not cause or encourage any lawsuit or any action involving a private right to be maintained or instituted against any of the Released Parties, and he will not participate in any manner in any such proceedings against any of the Released Parties, except as required by law. Nothing herein shall release any party from any obligation under this Agreement.

(b) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (A) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER’S BENEFIT PROTECTION ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT THE SALARY CONTINUATION PAYMENTS AND OTHER BENEFITS CALLED FOR IN THIS AGREEMENT WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH PAYMENTS AND BENEFITS WOULD NOT HAVE BEEN PROVIDED HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT THE PAYMENTS AND BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (D) THAT EXECUTIVE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE.

(c) To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, including, but not limited to, any of the claims released in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from instituting any action required to enforce the terms of the Agreement and this Release.

16. Governing Law and Jurisdiction.

This Agreement and all disputes under it shall in all respects be governed and enforced in accordance with the laws of the State of Illinois and the federal laws of the United States of America as though all acts and omissions related hereto occurred in Cook County, Illinois, notwithstanding any applicable conflicts of law rules. Any lawsuit arising from or related to this Agreement shall be brought in any state court in Cook County, Illinois or in the United States District Court located in Cook County, Illinois. To the extent permissible by law, the parties hereby consent to the jurisdiction and venue of such courts and expressly waive any and all objections on the basis of personal jurisdiction for any lawsuit brought in any state court in Cook County, Illinois or in the United States District Court located in Cook County, Illinois.

17. Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representatives or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

18. Non-Reliance. Executive represents to the Company and the Company represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

19. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

20. Non-Admission of Liability. Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type.

21. Non-Assignability. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death.

22. Entire Agreement. This Agreement sets forth all the terms and conditions with respect to the compensation, remuneration of payments and benefits due Executive from the Company and supersedes and replaces any and all other agreements or understandings Executive may have had with respect thereto, including without limitation, the SLC Employment Agreement and the SL/DE Employment Agreement. It may not be modified or amended except in writing and signed by both Executive and an authorized representative of the Company.

23. Taxes. The Company will make all reasonable efforts to cooperate with Executive to minimize the taxes and tax withholding to be incurred by Executive as a result of the payments to be made pursuant to this Agreement, provided that the Company shall not be obligated to incur any additional costs or suffer any detriment as a result of the Company’s compliance with this Section 23.

THIS SPACE INTENTIONALLY LEFT BLANK

24. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:

Executive’s address as listed on applicable payroll records.

To SLC at:

Sara Lee Corporation

Three First National Plaza

Chicago, Illinois 60602-4260

Attention: Senior Vice President & General Counsel

To SL/DE at:

Sara Lee/DE, N.V.

Vieutensevarrt 100

3532 AD Utrecht

The Netherlands

Attention: Secretary to the Board of Management

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE	SARA LEE CORPORATION

/s/ FRANK L. MEYSMAN	By:	/s/ RODERICK A. PALMORE
Frank L. Meysman		Roderick A. Palmore Senior Vice President, General Counsel and Secretary
SARA LEE/DE, N.V.

By:	/s/ HANS B. VAN LIEMT
Hans B. van Liemt Chairman, Board of Supervisors